Exhibit 10.14

INTEREST PURCHASE AND SALE AGREEMENT

by and among

BIDMEX HOLDING, LLC,
as Buyer,

and

THE COMPANIES LISTED ON EXHIBIT A,

STRATEGIC MEXICAN INVESTMENT PARTNERS, L.P.,

and

CARGILL FINANCIAL SERVICES
INTERNATIONAL, INC.,
as Sellers,

and

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.,

AMERICAN GENERAL LIFE INSURANCE COMPANY,

and

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

August 8, 2006

i

ii

EXHIBITS

SCHEDULES

Schedule 2.2	Subsidiaries
Schedule 2.4	Capitalization of Subsidiary
Schedule 2.5	Assets of Subsidiary
Schedule 2.7	Financial Statements
Schedule 2.8	Absence of Undisclosed Liabilities
Schedule 2.9	Absence of Certain Changes
Schedule 2.10(a)	Government Consents
Schedule 2.10(b)	Third-Party Consents
Schedule 2.12	Taxes
Schedule 2.14	Loans to the Company
Schedule 2.15	Real Property
Schedule 2.17	Permits
Schedule 2.18(a)	Contracts and Commitments of the Company
Schedule 2.18(a)(x)	Subservicing Agreements of the Company
Schedule 2.18(a)(xi)	Pledges/Promissory Notes of the Company
Schedule 2.18(b)	Contracts and Commitments of the Subsidiary
Schedule 2.18(b)(ix)	Subservicing Agreements of the Subsidiary
Schedule 2.19	Intellectual Property
Schedule 2.21	Transactions with Related Persons

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THIS INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2006, by and among Bidmex Holding, LLC, a Delaware limited liability company (“Buyer”), the Delaware limited liability companies listed on Exhibit A attached hereto (each individually, a “Company,” and, collectively, the “Companies”), Strategic Mexican Investment Partners, L.P., a Texas limited partnership, on its behalf and on behalf of its Affiliates (“SMIP”), and Cargill Financial Services International, Inc., a Delaware corporation (“Cargill” and, together with SMIP, the “Sellers”).  The Sellers and the Companies shall be collectively referred to as the “Seller Entities.”  National Union Fire Insurance Company of Pittsburgh, Pa., a corporation incorporated under the laws of Pennsylvania, American General Life Insurance Company, a corporation incorporated under the laws of Texas; and American General Life and Accident Insurance Company, a corporation incorporated under the laws of Tennessee (collectively referred to as “AIG”), are each a party to this Agreement.

WHEREAS, the Sellers are the sole members of the Companies and collectively own beneficially and of record 100% of the membership interests in each of the Companies, as set forth on Exhibit A attached hereto (collectively, the “Membership Interests”);

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the  Sellers, 100% of the Membership Interests on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Purchase and Sale of Membership Interests

1.1                                 Purchase and Sale of Membership Interests.  Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties made by each of the Seller Entities, at the Closing (as defined below), Buyer agrees to purchase from each Seller, and each Seller severally agrees to sell to Buyer, all of such Seller’s Membership Interests (as set forth under such Seller’s name on Exhibit A) for the aggregate consideration, in respect of such Seller’s Membership Interests, equal to the sum of (i) the cash purchase price and (ii) 15% of the membership interests in Buyer, in each case attributable to such Seller’s Membership Interests in each Company set forth opposite such Company’s name on Exhibit A.  The sum of the consideration payable to each Seller pursuant to this Section 1.1 shall equal the aggregate consideration set forth in Section 1.2 below.

1.2                                 Purchase Consideration.  In consideration of the sale by Sellers to Buyer of the Membership Interests pursuant to Section 1.1, Buyer (i) will pay or cause to be paid a cash purchase price to Cargill and (ii)(a) will pay or cause to be paid a cash purchase price and (b) immediately prior to the execution of this Agreement, has issued a 15% membership interest in the Buyer, in the case of clauses (ii)(a) and (b) to SMIP.  The aggregate cash purchase price payable to Sellers will be equal to $MxPs 1,298.82 million (the “Closing Purchase Price”), as (i) reduced by the AIG Asset Purchase Price and the AIG Escrowed Funds and (ii) further reduced by the SMIP Asset Purchase Price and the value calculated in Mexican Pesos of 15% of the membership interests in the Buyer and (iii) as adjusted, if necessary, pursuant to Section 1.3, to be converted at the Exchange Rate and paid in U.S. Dollars (the “Purchase Price”).  The

Purchase Price will be paid by Buyer at, or within two (2) Business Days of, the Closing in U.S. Dollars by wire transfer of immediately available funds and the release of the AIG Escrowed Funds in accordance with the terms and conditions of the Escrow Agreement.  Buyer will deliver to Cargill a portion of the Purchase Price which is equal to the consideration to which such Seller is entitled in respect of the Membership Interests held by such Seller as of the Closing as set forth on Exhibit A to the account designated by Cargill in writing to the Buyer at least two (2) Business Days prior to the Closing.  Buyer will deliver to SMIP the remainder of the Purchase Price.

1.3                                 Verification Procedure; Adjustment.

(a)                                  Within 45 days after the Closing Date, the Buyer and its manager shall prepare and deliver to Cargill and AIG a statement detailing a reconciliation of the cash flows generated by, and distributions (including debt service), if any, made by, the Portfolios during the period from the Valuation Date through the Closing Date on a Portfolio by Portfolio basis measured against the cash balance set forth in the unaudited balance sheets of the Companies and the unaudited balance sheets of the Subsidiaries as of the close of business on the Valuation Date (together, the “Closing Reconciliation”).  Each Closing Reconciliation shall be prepared in accordance with the methodology set forth in the form attached as Exhibit B hereto.  Unless Cargill delivers the Dispute Notice (as defined below) to Buyer within 15 days after receipt of the Closing Reconciliation, the Closing Reconciliation shall be deemed the “Final Closing Reconciliation,” shall be binding upon all parties and shall not be subject to dispute or review.  If Cargill disagrees with the Closing Reconciliation, Cargill may, within 15 days after receipt thereof, notify the Buyer in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Reconciliation, including all supporting documentation thereto.  The Sellers and Buyer shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the parties are able to resolve such dispute, the Closing Reconciliation shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Reconciliation” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within 30 days after receipt by the Buyer of the Dispute Notice, the parties shall submit the dispute to a mutually acceptable internationally recognized accounting firm at such firm’s New York, New York office (the “Accountants”).  The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the Closing Reconciliation.  Promptly, but no later than 30 days after engagement, the Accountants shall deliver a written report to the Sellers and Buyer as to the resolution of the disputed items.  The Closing Reconciliation as determined by the Accountants shall be deemed the “Final Closing Reconciliation,” shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 1.3(a) shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand.

(b)                                 As provided in Section 1.2 hereof, the portion of the Closing Purchase Price applicable to the Company or the Companies whose Portfolio was the subject of the dispute, shall be adjusted, dollar for dollar (in U.S. Dollars converted from Mexican Pesos at the Exchange Rate), up or down, as appropriate, to reflect (x) any distributions (including debt service) made subsequent to the Valuation Date not in respect of pre-Valuation Date cash flows or (y) other necessary corrections of errors or omissions with respect to the Estimated Closing Date Balance Sheet as corrected in the Final Closing Statement. Within five (5) Business Days following the determination of a Final Closing Statement in accordance with Section 1.3(a), (i) if an adjustment is required in Buyer’s favor, each Seller shall pay to Buyer an amount equal to such Seller’s pro rata portion (as set forth under such Seller’s name opposite the applicable Company name in column 4 of Exhibit A) of the amount of the required adjustment and, (ii) if an adjustment is required in Sellers’ favor, Buyer shall pay to each Seller an amount equal to such Seller’s pro rata portion (as set forth under such Seller’s name opposite the applicable Company name in column 4 of Exhibit A) of the amount of the required adjustment, in each case by wire transfer of immediately available funds to the account designated by the receiving party at least two (2) Business Days in advance.  If any payment required under this Section 1.3(b) is not made in full within such three (3) Business Day period, such payment will thereafter bear simple interest at an annual rate equal to the prime rate published in the Wall Street Journal plus two percent (2%) until paid in full.

(c)                                  To the extent Buyer, on the one hand, and Sellers, on the other, are each obligated to pay to the other an amount pursuant to this Section 1.3, such amounts may be set off against each other and the remaining balance shall be paid by the applicable party or parties in accordance with this Section 1.3.

1.4                                 Closing.  The closing (the “Closing”) of the purchase and sale of the Membership Interests and the other transactions contemplated by this Agreement shall be held at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York (or at such other place as the Buyer and the Sellers may mutually determine), on a date mutually determined by the Buyer and the Sellers on or after the date on which the conditions to Closing set forth in Sections 6.1 and 6.2 of this Agreement have been satisfied or waived.  The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”  It is understood and agreed that if all the transactions contemplated herein do not happen on the Closing Date, including without limitation the transactions contemplated by the Asset Sale and Purchase Agreement, the transactions that were effected will be reversed, the Closing Purchase Price shall be returned to the Buyer and the Membership Interests shall be returned to the Sellers.

1.5                                 Further Assurances.  Sellers shall, from time to time after the Closing at the reasonable request of Buyer, execute and deliver such further instruments of transfer and take such other action as may be reasonably required to more effectively transfer and vest in Buyer the Membership Interests and all rights thereto, and to fully implement the provisions of this Agreement.

2.                                      Representations and Warranties of Each Company.  In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Company, severally and only with respect to itself, and each Seller, severally with respect to each and every Company, hereby makes the following representations and warranties to Buyer.  For the avoidance of doubt, no Company is making any representation or warranty about any other

Company and no Seller is making any representation or warranty about any membership interests other than the membership interests which it is selling.

2.1                                 Existence; Good Standing; Authority of Each Company.

(a)                                  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite limited liability company power and authority under the Delaware Limited Liability Company Act, as amended from time to time, to conduct the businesses in which it is engaged, to own, operate, lease, encumber and use its properties and assets that it purports to own or use, to perform its obligations and carry on its business as currently conducted.  The Company is duly licensed or qualified to do business as a foreign limited liability company under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Copies of the Company’s Certificate of Formation (the “Company Certificate”) and Limited Liability Company Agreement (the “Company LLC Agreement”), each as amended to date and made available to Buyer’s counsel, are complete and correct and the Company is not in violation of its Company Certificate or Company LLC Agreement.

(b)                                 The Company has the limited liability company power and authority to execute and deliver this Agreement and the other Comprehensive Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against each Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

2.2                                 Existence; Authority of Subsidiaries.  Except for the Person set forth on Schedule 2.2 opposite the name of each Company (in each case, the “Subsidiary” and together with the subsidiaries of each other Company, the “Subsidiaries”), the Company does not own, directly or indirectly, any capital stock of or other equity interest in, or control, directly or indirectly, another Person, and the Company is not, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  The Subsidiary is duly organized and validly existing as a limited liability partnership with variable capital (“sociedad de responsabilidad limitada de capital variable”) under the laws of Mexico.  The Subsidiary has all requisite limited liability partnership power and authority under the laws of Mexico, as amended from time to time, to conduct the businesses in which it is engaged, to own, operate, lease, encumber and use its properties and assets that it purports to own or use, to perform its obligations and carry on its business as currently conducted.  The Subsidiary is duly licensed or qualified to do business as a foreign corporation or foreign limited liability partnership under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Copies of the constituent documents of the Subsidiary, as amended to date and made available to Buyer’s counsel, are complete and correct.

2.3                                 Capitalization of the Company.

(a)                                  As of the date of this Agreement, the Sellers are the only members of the Company and the Membership Interests owned by the Sellers, as set forth on Exhibit A, constitute all of the outstanding membership interests of such Company.  The Company has no outstanding subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance or sale of, any membership interests of the Company.  The Company has no obligation to purchase, redeem, or otherwise acquire any of their membership interests or any interests therein.  All of the Membership Interests have been duly and validly authorized and issued.

(b)                                 There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Membership Interests, other than rights waived hereunder.  There are no rights to have the Membership Interests registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements relating to the voting or restricting the transfer of the Membership Interests.

2.4                                 Capitalization of Subsidiary.  Except for the Subsidiary, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity.  Except as set forth on Schedule 2.4, the Company owns beneficially and of record all of the issued and outstanding equity interests of the Subsidiary.

2.5                                 Assets of Subsidiary.  The Subsidiary of each Company has been the sole owner of the Portfolio attributable to such Company as set forth on Schedule 2.5 opposite the Subsidiary’s name since the Valuation Date.

2.6                                 No Conflict.  Neither the execution and delivery by the Company of this Agreement and the other Comprehensive Transaction Documents to which it is a party, nor the consummation by the Company of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Company LLC Certificate, the Company LLC Agreement or the organizational documents of the Subsidiary.  Assuming the consents, approvals and authorizations contemplated by Section 2.11 are obtained, the execution and delivery by the Company of this Agreement and the other Comprehensive Transaction Documents to which it is a party and the consummation by the Company and Sellers of the transactions in accordance with the terms hereof and thereof do not and will not (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, require any notice to, declaration or filing with, or consent or waiver, constitute a change of control, require the payment of a penalty under or result in the imposition of any encumbrance on the Company’s or it Subsidiary’s assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, permit, license, authorization, contract or other agreement to which the Company or its Subsidiary is a party or by which the Company, its Subsidiary or any of their respective properties or assets is bound and (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or its Subsidiary.

2.7                                 Financial Statements.  The Company has delivered to Buyer on the date hereof the following financial statements:

(a)                                  Unaudited balance sheet of the Company and the audited balance sheet of the Subsidiary as of December 31, 2005 (collectively, the “Balance Sheet”) and statements of income, changes in equity, and cash flow for the fiscal year then ended for each of the Company and the Subsidiary, together with the notes thereto and the reports thereon of the Subsidiary’s independent certified public accountants; and

(b)                                 Unaudited balance sheet of the Company and unaudited balance sheet of the Subsidiary (collectively, the “Unaudited Balance Sheet”) as of close of business on February 28, 2006 (the “Valuation Date”) and the related statements of income and cash flow as of such date for each of the Company and the Subsidiary.

The financial statements described in clauses (a) and (b) above, together with the unaudited balance sheet of the Company and the unaudited balance sheet of the Subsidiary as of the last day of each fiscal month ended after the Valuation Date and the related statements of income and cash flow for each such fiscal month for each of the Company and the Subsidiary, are collectively referred herein as the financial statements (the “Financial Statements”) and are hereby delivered as Schedule 2.7.

Subject to the absence of footnotes, narrative disclosures and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with U.S. GAAP with respect to the Companies and Mexican GAAP with respect to the Subsidiaries consistently applied, and present fairly in all material respects the consolidated financial condition of the Company.

2.8                                 Absence of Undisclosed Liabilities.  Except as may be disclosed on Schedule 2.8 or shown on the Balance Sheet, and except for liabilities incurred in the ordinary course of business, consistent with past practices, since the date of the Balance Sheet, the Company and, to Seller’s Knowledge, the Subsidiaries have no liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, or otherwise (each, a “Liability”).

2.9                                 Absence of Certain Changes.  Except as contemplated by the Transaction Documents or as set forth on Schedule 2.9, from the Valuation Date to the date of this

Agreement, the Company has operated only in the ordinary course of business consistent with past practices and there has not been any:

(a)                                  change in the Company’s authorized or issued Membership Interests or the Subsidiary’s authorized and issued equity interests; grant of any option, right to purchase or similar right regarding the Membership Interests of the Company or equity interests of the Subsidiary; purchase, redemption, retirement, or other acquisition by the Company of any such Membership Interests or by the Subsidiary of any such equity interests; declaration or payment of any dividend or other distribution or payment (including debt service) in respect of the Membership Interests of the Company or equity interests of the Subsidiary since the Valuation Date; split, combination or reclassification of any of the Membership Interests of the Company or equity interests of the Subsidiary or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for any of the Company’s or the Subsidiary’s other securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s Membership Interests or the Subsidiary’s equity interests; or purchase, redemption or other acquisition of any of the Company’s Membership Interests or the Subsidiary’s equity interests or any rights warrants or options to acquire any such Membership Interests or equity interests;

(b)                                 damage to or destruction or loss of any asset or property of the Company whether or not covered by insurance, which has had or could be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect;

(c)                                  incurrence of indebtedness or guarantee of debt or other liability of any third party by the Company, or incurrence of indebtedness or guarantee of debt of any third party by the Subsidiary;

(d)                                 change in the accounting policies, procedures, methods or principles, collection policies, pricing policies or payment policies used by the Company, other than (i) write-downs or write-offs in the value of assets as required by U.S. GAAP, or (ii) such adjustments as may be required by U.S. GAAP as a result of the transactions contemplated by this Agreement, or change in the accounting policies, procedures, methods or principles, collection policies, pricing policies or payment policies used by the Subsidiary, other than (x) write-downs or write-offs in the value of assets as required by Mexican GAAP, or (y) such adjustments as may be required by Mexican GAAP as a result of the transactions contemplated by this Agreement;

(e)                                  change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect;

(f)                                    mortgage, lien or other encumbrance placed on any of the properties of the Company or, to the Sellers’ knowledge, its Subsidiaries, other than purchase money liens and liens for taxes not yet due and payable;

(g)                                 purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company involving the payment or receipt of more than $50,000, or purchase, sale or other disposition of any properties or assets by the Subsidiaries involving the payment or receipt of any amount, in either case from the Valuation Date through June 30, 2006;

(h)                                 payment or discharge of a lien or liability of the Company which was not shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

(i)                                     contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;

(j)                                     obligation or liability incurred by the Company or the Subsidiary to any of its directors or the Sellers, or any loans or advances made by the Company or the Subsidiary to any of its directors or the Sellers;

(k)                                  amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

(l)                                     change in magnitude or method of determination of the servicing fee under the existing servicing agreements or in the Servicing Costs and Asset Level Expenses, each as defined in the Servicing Agreement;

(m)                               other transaction entered into by the Company or the Subsidiary other than transactions in the ordinary course of business;

(n)                                 except as provided in this Agreement, any amendment to the Company Certificate or Company LLC Agreement or the Subsidiary’s Deed of Incorporation or Bylaws;

(o)                                 change in collection practices of the Subsidiary with respect to its Portfolio;

(p)                                 made any Tax election with respect to the Company or any Subsidiary, settled or compromised any Tax liability, extended any statute of limitations with respect to Taxes, or otherwise changed in any material respect the tax policies of the Company or any of its Subsidiaries;

(q)                                 prepayment of any loans from its Subsidiary, members, managers, officers, or directors to any Person affiliated with any of the foregoing, (ii) change in its borrowing arrangements, (iii) modification, amendment or termination of any of its or the Subsidiary’s material contracts, except as specifically provided in this Agreement, or (iv) waiver, release or assignment of any material rights or claims; and

(r)                                    entering into any written agreement to do any of the actions described in clauses (a) through (q).

2.10                           Consents and Approvals.

(a)                                  Except as set forth on Schedule 2.10(a), the execution, delivery and performance of this Agreement by the Company and Sellers will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”).

(b)                                 Except as set forth on Schedule 2.10(b), the execution, delivery and performance of this Agreement by the Company and Sellers will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions.

2.11                           Litigation.  There is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any director or member of the Company in their respective capacities in such positions, nor, to the Knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted, which could reasonably be expected to adversely impact the ability of Sellers to consummate the transactions contemplated in this Agreement and the other Comprehensive Transaction Documents to which each such Seller is a party or cause any representation or warranty made by the Sellers hereunder to be untrue.

2.12                           Taxes.

(a)                                              (i)                                     The Companies and their Subsidiaries have paid or caused to be paid all Taxes required to be paid by them.  All Taxes required to be withheld by the Companies or any of their Subsidiaries including, but not limited to, Taxes arising as a result of payments to foreign persons or to employees of the Companies or any of their Subsidiaries, have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the particular Company or such Subsidiary;

(ii)                                  each Company and each Subsidiary of a Company have, in accordance with applicable law, duly filed with the appropriate federal, state, local, foreign and any other Taxing Authorities all material Tax Returns required to be filed by or with respect to such Company and each of its Subsidiaries (including with respect to the Seller Loans, the Portfolio and all other assets, liabilities, and business of such Company or any of its Subsidiaries), and such Tax Returns are complete and accurate in all material respects.  Schedule 2.12(a)(ii) lists all of the income and other material Tax Returns filed with respect to each Company and each of its Subsidiaries for taxable periods ended on or after January 1, 2001, and said Schedule indicates those Tax Returns that have been audited or currently are the subject of an audit.  For each taxable period ending after January 1, 2001, Sellers have delivered to Buyer correct and complete copies of all income and other material Tax Returns filed by, and all material examination reports and material statements of deficiencies, in each case relating to income and other material Taxes, assessed against or agreed to by, each Company or any of its Subsidiaries;
(iii)                               neither the IRS nor any other Taxing Authority is now asserting or threatening to assert against any Company or any Subsidiary of a Company any deficiency or claim for additional Taxes.  No claim has ever been made by a Taxing Authority in a jurisdiction where a Company or any of its Subsidiaries does not file Tax Returns that such Company or any Subsidiary of such Company is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of any Company or any Subsidiary of such Company that arose in connection with any failure (or alleged failure) to pay any Taxes.  No Company and no Subsidiary of a Company has ever entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local law);
(iv)                              except as set forth on Schedule 2.12(a)(iv), no Company and no Subsidiary of a Company has received any written notice of deficiency or assessment from any federal, state, local, foreign or any other Taxing Authority with respect to liabilities for Taxes which have not been paid or finally settled;
(v)                                 except as set forth on Schedule 2.12(a)(v), no audit or examination of any Tax Return concerning any Company or any Subsidiary of a Company is pending, being conducted or threatened in writing by a Taxing Authority;
(vi)                              no extension or waiver of the statute of limitations for the assessment or collection of any Taxes has been granted by any Company or any Subsidiary of a Company;
(vii)                           no Company and no Subsidiary of a Company has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code).  None of the Companies and their Subsidiaries has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity.  None of the Companies and their Subsidiaries is a party to, nor has any obligation under, any tax sharing agreement.  None of the Companies and their Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise;
(viii)                        except as set forth on Schedule 2.12(a)(viii), for all Tax periods since formation, each Company and each Subsidiary has been properly classified for all federal, state and local income tax purposes as a partnership and not as an association or a publicly traded partnership within the meaning of Section 7704(b) of the Code and the

Treasury Regulations thereunder, and none of the Companies, their Subsidiaries and the Sellers has ever taken any position inconsistent with the such classifications;
(ix)                                except as set forth on Schedule 2.12(a)(ix), there are no outstanding powers of attorney enabling any Person that is a current or former employee, agent or representative of Cargill or any of its Affiliates to represent any Company or any of the Companies’ Subsidiaries with respect to Tax matters;
(x)                                   For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

(b)                                 For the purposes of this Agreement:

(i)                                     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
(ii)                                  “Taxing Authority” shall mean any governmental authority, body or entity (including, without limitation, any administrative and regulatory authority, agency, department, board, commission or instrumentality) having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
(iii)                               “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

2.13                           Employees; Employee Benefit Plan.  The Company does not currently have and has never had any employees.  The Company does not maintain or contribute to and has never maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors.

2.14                           Title to and Sufficiency of Assets.  Each Company has good, valid and marketable title to all assets material to its business and to those assets reflected on the Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of any claims, mortgage, pledge, lien, conditional sale agreement, security title, Encumbrance or other charge, except for liens for Taxes not yet due and payable and liens expressly contemplated by the Transaction Documents.  All loans set forth on Schedule 2.14 opposite the Company’s name have been contributed to the Company.  The assets of the Company are sufficient for the conduct of its business as presently conducted.

2.15                           Real Property.  The Company does not own or lease any real property.  To the Seller’s Knowledge, the real property owned and leased by the Subsidiaries is listed on Schedule 2.15.

2.16                           Labor and Employment Matters.  Neither the Company nor the Subsidiary is a party to any employment, severance or consulting agreements with any manager, agent, director, officer or consultant, except as set forth on Schedule 2.18(b).

2.17                           Permits; Compliance with Laws.  Each of the Company and the Subsidiary has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Permits”) necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to maintain or obtain any such Permit could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.  Schedule 2.17 contains a complete and accurate list of all material Permits held by the Company or the Subsidiary, as the case may be.  Each of the Company and the Subsidiary is now and has heretofore been in compliance with all applicable statutes, judgments, decrees, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of its business or by which any property or asset of the Company or the Subsidiary, as the case may be, is bound, except where the failure to be in compliance could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

2.18                           Contracts and Commitments of the Company and Subsidiary.

(a)                                  Except as expressly contemplated by the Transaction Documents or as set forth on Schedule 2.18(a) (with true and correct copies of each agreement referred to therein provided to Buyer), the Company is not a party or subject to or bound by:

(i)                                     any contract or agreement involving a potential commitment or payment by the Company in excess of $50,000;
(ii)                                  any contract, lease or agreement which is not cancelable by the Company without penalty on not less than 90 days notice;

(iii)                               any contract containing covenants directly or explicitly limiting in any respect the freedom of the Company to compete in any line of business or with any person or entity;
(iv)                              any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;
(v)                                 any redemption or purchase agreements or other agreements affecting or relating to the Membership Interests of the Company, other than the limited liability company operating agreement of such Company, including, without limitation, any agreement with any member of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;
(vi)                              any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;
(vii)                           any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;
(viii)                        any acquisition, merger or similar agreement;
(ix)                                any contract with any Governmental Authority;
(x)                                   any subservicing agreements other than those set forth on Schedule 2.18(a)(x);
(xi)                                any pledge or promissory note other than those set forth on Schedule 2.18(a)(xi) with respect to the Assumed Loans;
(xii)                             any contract not executed in the ordinary course of business; or
(xiii)                          any other material contract.

All such contracts, agreements, leases and instruments are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of the other parties thereto, and are enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles).  The Company has no Knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments.  Neither the Company nor, to the Knowledge of the Company, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as (i) expressly contemplated by the Transaction Documents, (ii) set forth on Schedule 2.18(b) (with true and correct copies of each agreement referred to therein provided to Buyer), or (iii) to any contracts, commitments or any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement relating to a specific loan or asset or group of loans, or property derived therefrom, that are included in the Portfolio owned by the Subsidiary, the Subsidiary is not a party or subject to or bound by:

(i)                                     any contract or agreement involving a potential commitment or payment by the Subsidiary in excess of $50,000;
(ii)                                  any contract, lease or agreement which is not cancelable by the Subsidiary without penalty on not less than 90 days notice;
(iii)                               any contract containing covenants directly or explicitly limiting in any respect the freedom of the Subsidiary to compete in any line of business or with any person or entity;
(iv)                              any redemption or purchase agreements or other agreements affecting or relating to the equity interests of the Subsidiary, including, without limitation, any agreement which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;
(v)                                 any royalty, dividend or similar arrangement based on the revenues or profits of the Subsidiary or any contract or agreement involving fixed price or fixed volume arrangements;
(vi)                              any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Subsidiary with any other Person;
(vii)                           any acquisition, merger or similar agreement;
(viii)                        any contract with any Governmental Authority;
(ix)                                any subservicing agreements other than those set forth on Schedule 2.18(b)(ix);
(x)                                   any pledge or promissory note evidencing indebtedness of the Subsidiary;
(xi)                                any contract not executed in the ordinary course of business; or
(xii)                             any other material contract.

All contracts, agreements, leases and instruments listed on Schedule 2.18(b), except as noted thereon, are in full force and effect and constitute legal, valid and binding obligations of the Subsidiary and, to the Knowledge of the Subsidiary, of the other parties thereto, and are enforceable against the Subsidiary in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles).  The Subsidiary has no Knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments.  Neither the Subsidiary nor, to the Knowledge of the Subsidiary, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Subsidiary, except for any such default, condition, event or fact that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.19                           Intellectual Property.  Except as set forth on Schedule 2.19, the Company is the owner of, or has an unlimited, royalty-free, sublicenseable right to use, the name of the Subsidiary in Mexico.

2.20                           No Illegal Payments.  At all times, the Company and the Subsidiary have complied with all applicable anti-money laundering and similar laws including, without limitation, the USA Patriot Act and the Foreign Corrupt Practices Act.

2.21                           Transactions with Related Persons.  Except as set forth on Schedule 2.21, neither Seller nor any Affiliate of either Seller, or any Person controlled by such Seller or Affiliate (a) owns any interest in any asset used in the business of any Company or any Subsidiary or (b) is a party to any executory contract with any Company or Subsidiary which calls for any portion of the contract performance to occur on or after the Closing Date.

2.22                           Solvency.  Neither the Company nor the Subsidiary: (a) has made a general assignment for the benefit of creditors; (b) has filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) has suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) has suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) with respect to the Company, is unable to pay its debts as they come due; or (f) has made an offer of settlement, extension or composition to its creditors generally.

3.                                      Representations and Warranties of Sellers.  In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby, severally makes to Buyer the following representations and warranties with respect to such Seller.

3.1                                 Membership Interests.  Seller owns of record and beneficially the percentage of Membership Interests set forth under such Seller’s name on Exhibit A attached hereto, which Membership Interests, when combined with the other Seller’s Membership Interests, constitute 100% of the Membership Interests in the Companies.  Such Membership Interests are, and when delivered by such Seller to Buyer pursuant to this Agreement will be, free and clear of any and all Encumbrances.

3.2                                 Authority.

(a)                                  Seller has full right, power and authority either individually or under its governing documents to execute and deliver this Agreement, the other Comprehensive Transaction Documents to which such Seller is a party and each agreement, document and instrument to be executed and delivered by or on behalf of such Seller pursuant to hereto or thereto and to carry out the transactions contemplated hereby and thereby.  This Agreement and the other Comprehensive Transaction Documents to which such Seller is a party and each agreement, document and instrument executed and delivered by such Seller pursuant hereto or thereto constitutes a valid and binding obligation of such Seller, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), and has been duly authorized by all necessary action under each Seller’s charter, by-laws, or governing partnership agreement, as applicable, and such Seller has full power and authority to transfer, sell and deliver the Membership Interests to Buyer pursuant to this Agreement.

(b)                                 Neither the execution and delivery by Seller of this Agreement, the other Comprehensive Transaction Documents to which Seller is a party and the other agreements, documents and instruments contemplated hereby or thereby, nor the consummation by such Seller of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of such Seller’s organizational documents.  The execution and delivery by Seller of this Agreement, the other Comprehensive Transaction Documents to which such Seller is a party and the other agreements, documents and instruments contemplated hereby and thereby, and the consummation by such Seller of the transactions in accordance with the terms hereof and thereof, will not (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, require any notice to, declaration or filing with, or consent or waiver, constitute a change of control, require the payment of a penalty under or result in the imposition of any encumbrance on such Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, permit, license, authorization, contract or other agreement to which such Seller is a party or by which such Seller or any of such Seller’s respective properties or assets is bound or (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to such Seller.

3.3                                 Brokers.  Neither the Sellers nor any of their respective Affiliates (including the Companies and the Subsidiaries) have incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the other Comprehensive Transaction Documents to which any such Seller is a party or the transactions contemplated hereby or thereby other than the fees owed to Stephens Cori Capital, for which fees the Sellers and their Affiliates (but excluding the Companies and the Subsidiaries) are and shall be liable to Stephens Cori Capital.

4.                                      Representations and Warranties of Buyer.  In order to induce each Company and Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and each of AIG and SMIP, as members of Buyer and in accordance with their respective percentage membership interests in Buyer, hereby makes to Sellers the following representations and warranties.

4.1                                 Investment Intent.  Buyer is acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933 (the “Securities Act”).  Buyer acknowledges that the Membership Interests to be acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

4.2                                 Authority.

(a)                                  Buyer has full right, power and authority either individually or under its governing documents to execute and deliver this Agreement, the other Comprehensive Transaction Documents to which Buyer is a party and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant hereto and thereto and to carry out the transactions contemplated hereby and thereby.  This Agreement, the other Comprehensive Transaction Documents to which Buyer is a party and each agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), and has been duly authorized by all necessary action under Buyer’s governing operating agreement and Buyer has full power and authority to purchase the Membership Interests from Sellers pursuant to this Agreement.

(b)                                 Neither the execution and delivery by Buyer of this Agreement, the other Comprehensive Transaction Documents to which Buyer is a party and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer’s organizational documents.  The execution and delivery by Buyer of this Agreement, the other Comprehensive Transaction Documents to which Buyer is a party and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, will not (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, require any notice to, declaration or filing with, or consent or waiver, constitute a change of control, require the payment of a penalty under or result in the imposition of any encumbrance on Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, permit, license, authorization, contract or other agreement to which Buyer is a party or by which Buyer or any of Buyer’s respective properties or assets is bound and (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer.

4.3                                 Brokers.  Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the other Comprehensive Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby.

5.                                      Certain Covenants of Buyer, AIG and SMIP, the Companies and Sellers

5.1                                 Regulatory and Other Authorizations; Consents.

(a)                                  The Companies and Buyer shall, and Sellers, on the one hand, and AIG and SMIP on the other hand, shall cause the Companies and Buyer, respectively, to use their good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including any filings with the Mexican Antitrust Commission, the Mexican National Banking and Securities Commission or the Central Bank of Mexico, as applicable.  If required by the Foreign Competition Statutes and if the appropriate filing pursuant to the Foreign Competition Statutes has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the Foreign Competition Statutes.  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof.  Buyer, on the one hand, and Sellers, on the other, shall share equally all filing and related fees in connection with any such filings which must be made by any of the parties under the Foreign Competition Statutes.

(b)                                 Sellers shall use their good faith reasonable efforts to assist the Companies in obtaining the consents of third parties listed on Schedule 2.10 (a) and with respect to third parties listed on Schedule 2.10(b), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, and (ii) agreeing to good faith commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto).

5.2                                 Further Action.  Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

5.3                                 Press Releases.  The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

5.4                                 No Solicitation.  Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, each Company and Sellers agree and covenant that neither Sellers nor any Company will, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the purchase of the Companies, the Subsidiaries or the Portfolios, all or substantially all of the Companies’ or the Subsidiaries’ assets, or the Membership Interests, except for the sale of loans of the Portfolios, or assets derived from such loans, in the ordinary course of business.

5.5                                 Preparation of Tax Returns; Payment of Taxes; Refunds.

(a)                                  Responsibility for Filing Tax Returns.

(i)                                     Sellers shall prepare or cause to be prepared at their own cost, all federal and state income Tax Returns for the Companies that are required to be filed after the Closing Date with respect to periods that end on or prior to the Closing Date.  Sellers shall provide draft versions of such Tax Returns to the Buyer not later than thirty (30) days prior to the extended due date for filing such Tax Returns.  The Buyer shall notify Sellers of any proposed changes not later than fifteen (15) days after delivery of such draft Tax Returns pursuant to the preceding sentence.  Sellers shall make changes to such draft Tax Returns that are reasonably requested by the Buyer to the extent that such changes (A) are with respect to a position or item that was initially reported on such draft Tax Returns in a manner inconsistent with the past practices of the applicable Company, (B) if accepted, would cause such position or item to be consistent with the past practices of such Company.  To the extent that Buyer prepares and files (or causes to be prepared and filed) Tax Returns that include a Pre-Closing Period and which shows or could show an amount of Taxes due on such Tax Return for which Sellers may be liable thereunder, Buyer shall cause such Tax Returns to be prepared in a manner consistent with past practices.

(ii)                                  Sellers (and their Subsidiaries and Affiliates) shall not amend any Tax Returns of any Company or any Subsidiary for any Pre-Closing Period without the prior written consent of Buyer, which shall be withheld only if such amendment could reasonably be expected to have an adverse effect on the Tax Liability or a Tax position of any of Buyer, the Companies, the Subsidiaries and their Affiliates with respect to a period after the Closing Date.

(b)                                 Tax Refunds.  Any refund received by a Company or a Subsidiary (after the Closing) with respect to Taxes of the Company or a Subsidiary for a period other than a Pre-Closing Period shall be paid over to the Buyer.  Any refund received by the Company or a Subsidiary with respect to Taxes of a Company or a Subsidiary attributable to a Pre-Closing Period shall be paid over to the Sellers.

(c)                                  Cooperation.  Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, any Tax audits, proceedings or other claims, the authorization and execution of any appropriate powers of attorney to accomplish the foregoing, and other Tax related matters.  Such cooperation shall include, upon the Buyer’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section.

(d)                                 Tax-Sharing Agreements.  All tax sharing agreements, tax indemnification agreements, or similar agreements with respect to or involving any Company or any Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, no Company and no Subsidiary shall be bound thereby or have any liability thereunder.

(e)                                  Statutes of Limitation.  Buyer agrees to notify Sellers of any extension of any statute of limitation relating to Tax Returns of a Company or a Subsidiary in respect of periods prior to the Closing Date.

5.6                                 Conveyance Taxes; Costs.  Buyer, on the one hand, and Sellers, on the other, shall be equally liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the acquisition by Buyer of the Membership Interests, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure; provided, that Sellers shall pay any such Taxes with respect to the contribution of the Seller Loans.

6.                                      Conditions To Closing

6.1                                 Conditions to the Buyer’s Obligations.  The Buyer’s obligation to perform the actions required to consummate this Agreement contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a)                                  Comprehensive Transaction Documents.  Buyer shall have received evidence reasonably satisfactory to Buyer, in its sole discretion exercised in good faith, of the agreement, completion, and delivery, if applicable, of the Comprehensive Transaction Documents.

(b)                                 Amendment and Restatement of LLC Agreements.  Buyer shall have received evidence reasonably satisfactory to Buyer, in its sole discretion, of the amendment and restatement of the limited liability company operating agreement of each Company, respectively, effective as of the Closing in form mutually acceptable to Buyer and the Sellers.

(c)                                  SRL Master.  SRL Master shall have been formed by the MKM Entities and have constituent documents acceptable to the members of Buyer, in each member’s sole discretion.

(d)                                 Subsidiary Loans.  Buyer shall have received evidence reasonably satisfactory to Buyer, in its sole discretion, that, at least one day prior to the Closing Date, each of the Subsidiary loans listed on Exhibit D was contributed to its respective Company and each of the loans listed on Exhibit E was or is to be refinanced (contemporaneously with the Closing) by the Subsidiaries through the issuance of new notes to the SRL Master.

(e)                                  Completion of Due Diligence.  Buyer shall have received evidence to its satisfaction, exercised in good faith, that all outstanding due diligence matters have been resolved by each Company, each Subsidiary and the Sellers.

(f)                                    Asset Sale and Purchase Agreement.  The satisfaction or waiver by the parties to the Asset Sale and Purchase Agreement of the conditions to the obligations of the Sellers’ and Buyers’ Affiliates to close under the Asset Sale and Purchase Agreement.

(g)                                 Certificates of Sellers.  (i) All of the representations and warranties regarding each Company or Subsidiary in Article 2 and each Seller in Article 3 (A) that are qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all respects as of the date hereof and must be true and correct in all respects as if made on the Closing Date, and (B) that are not qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date; (ii) the Companies, the Subsidiaries and each Seller must have performed and complied in all material respects with all of its covenants and agreements to be performed prior to or at the Closing; and (iii) each Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) above.

(h)                                 Injunctions.  No action or proceeding will have been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the transactions contemplated by this Agreement or the Asset Sale and Purchase Agreement, the result of which would prevent or make illegal the consummation of this Agreement or the Asset Sale and Purchase Agreement.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement or the Asset Sale and Purchase Agreement.

(i)                                     Governmental Approvals.  Each Governmental Authority, including without limitation the Mexican Antitrust Commission, Mexican National Banking and Securities Commission and the Central Bank of Mexico, that is required to consent, authorize or approve under any applicable law, rule, order or regulation the consummation of this Agreement or the Asset Sale and Purchase Agreement will have consented to, authorized, permitted or approved the transactions, and waiting periods (and any extensions thereof) under the Foreign Competition Statutes applicable to the transactions contemplated by this Agreement will have expired or been terminated.

(j)                                     Consents.  The Companies will have obtained all Consents set forth on Schedule 2.10.

(k)                                  No Material Adverse Change.  There shall not have been any event, fact, circumstance or effect that, individually or in the aggregate, resulted in, caused or would reasonably be expected to cause a Material Adverse Effect, taken as a whole, and servicing costs from March 1, 2006 to the Closing Date shall have been no greater than the pro rata service costs for such period from the prior year.

(l)                                     Opinions of Counsel.  The Companies and Sellers will have furnished the Buyer with the opinions of James Dingel, Rick Vander Woude, Haynes and Boone, LLP and Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., special counsel to the Companies, Sellers and Residencial Oeste, in forms mutually acceptable to Buyer and the Sellers.

(m)                               FIRPTA Certificate.  Sellers will have delivered to the Buyer a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(n)                                 Assignment of Membership Interests.  The Buyer will have received (i) an Assignment of Membership Interests, in form mutually acceptable to Buyer and the Sellers, executed by each Seller, and (ii) a power of attorney from Residencial Oeste, in a form reasonably satisfactory to the Buyer, authorizing Buyer or its designee to act on behalf of Residencial Oeste, and (iii) a power of attorney from Residencial Oeste in a form reasonably satisfactory to Buyer, authorizing Enrique Benedicto Jimenez Moran to act on behalf of Residencial Oeste.

(o)                                 Resignations.  The Buyer will have received a written assignment of Cargill’s rights as agents for the lenders of each Company, and resignations from the owner’s representative for each Subsidiary and the sole manager of each Subsidiary, effective as of the Closing Date.

(p)                                 Secretary’s Certificates.  The Buyer will have received a certificate executed by the manager of Residencial Oeste and each of the Companies certifying (i) the names of the employees of the manager for such entity authorized to sign this Agreement, the Asset Sale and Purchase Agreement and the other Comprehensive Transaction Documents to which it is a party, together with the true signatures of such employees; (ii) copies of resolutions duly adopted by the manager of such entity authorizing the transactions and the appropriate employees of the manager for such entity to execute and deliver this Agreement and all agreements, documents and instruments executed by such entity pursuant hereto, and to consummate the transactions; (iii) certificates issued by the Secretary of State of Delaware, dated within ten (10) Business Days of the Closing Date, stating that each such entity has legal existence and is in good standing in the State of Delaware; and (iv) the Buyer will have received satisfactory evidence, issued by the applicable Mexican Public Registry of Commerce, which shall be dated not more than fifteen Business Days prior to the Closing Date, stating that Residencial Oeste and each Subsidiary has legal existence in its jurisdiction of organization.

(q)                                 Guarantee.  The Buyer will have received from FirstCity Financial Corporation the unconditional guarantee in favor of the Buyer in form mutually acceptable to Buyer and the Sellers (the “Guarantee”).  At all times after the date hereof until satisfaction of all obligations of SMIP hereunder and under the Asset Sale and Purchase Agreement and payment in full of all amounts due hereunder and under the Asset Sale and Purchase Agreement, the Guarantee shall remain in full force and effect.

(r)                                    Entity Classification.  Prior to the Closing Date, Sellers shall have filed IRS Forms 8832 to change the classification of each Seller SRL that is classified as an association (and not as a partnership) for U.S. tax purposes and shall have provided a copy of each such form to Buyer.  Effective prior to the Closing Date, each Seller SRL shall be classified as a partnership for U.S. tax purposes.

6.2                                 Conditions to the Sellers’ Obligations.  The Sellers’ obligation to perform the actions required to consummate this Agreement contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Sellers, of each of the following conditions:

(a)                                  Certificate of Buyer.  (i) All of the representations and warranties of the Buyer in Article 4 (A) that are qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all respects as of the date hereof and must be true and correct in all respects as if made on the Closing Date, and (B) that are not qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date; (ii) the Buyer must have performed and complied in all material respects with all of its covenants and agreements to be performed prior to or at the Closing and (iii) the Buyer must deliver to the Sellers at the Closing a certificate, in form and substance reasonably satisfactory to the Sellers confirming satisfaction of the conditions in clauses (i) and (ii) above.

(b)                                 Payment of Purchase Price.  Delivery of the payments required pursuant to Sections 1.2 shall have been made.

(c)                                  Governmental Approvals.  Each Governmental Authority, including the Mexican Antitrust Commission, Mexican National Banking and Securities Commission and the Central Bank of Mexico, that is required to consent, authorize or approve under any applicable law, rule, order or regulation the consummation of this Agreement will have consented to, authorized, permitted or approved the transactions, and any waiting periods (and any extensions thereof) under the Foreign Competition Statutes applicable to the transactions contemplated by this Agreement will have expired or been terminated.

(d)                                 Opinion of Counsel.  The Buyer will have furnished the Sellers with the opinions of Goodwin Procter LLP and Mijares, Angoitia, Cortés y Fuentes, S.C., special Mexican counsel to the Buyer, in substantially the form attached hereto as Exhibit H.

(e)                                  Secretary’s Certificate.  The Sellers will have received a certificate executed by the manager of the Buyer certifying (i) the names of the employees of manager of the Buyer authorized to sign this Agreement and the other Comprehensive Transaction Documents to which it is a party, together with the true signatures of such employees; (ii) copies of resolutions duly adopted by the manager of Buyer authorizing the transactions contemplated by this Agreement and the appropriate employees of the manager of the Buyer to execute and deliver this Agreement and all agreements, documents and instruments executed by the Buyer pursuant hereto, and to consummate the transactions; and (iii) certificates issued by the Secretary of State of Delaware, dated within ten (10) Business Days of the Closing Date, stating that Buyer has legal existence and is in good standing in the State of Delaware.

7.                                      Survival of Representations and Warranties; Indemnification

7.1                                 Survival.

(a)                                  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein and in the other Transaction Documents to which it is a party or in any writing or certificate delivered pursuant to or in connection herewith or therewith, as the case may be, shall survive the Closing and shall remain in full force and effect (i) with respect to Sections 2.1, 2.2, 2.3, 2.4 and 2.12 hereof for the period established in the applicable statute of limitations, and (ii) with respect to all other representations and warranties for two (2) years, except that in the case of fraud with respect to any representation or warranty contained herein, clauses (i) and (ii) above shall not apply to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(b)                                 The covenants of each party set forth in this Agreement shall survive forever.

7.2                                 Indemnification by Sellers.

(a)                                  Sellers agree, subject to the other terms and conditions of this Agreement, to severally indemnify Buyer and its members, managers, officers and directors (each a “Buyer Indemnified Party”) against and hold them harmless to the extent of any Losses resulting from (i) any and all Tax liabilities for any Pre-Closing Period relating to the Companies, the Subsidiaries, the Portfolios, the Seller Loans and Sellers’ ownership of the Membership Interests, (ii) any breach of any representation or warranty, (iii) the termination fees payable under any subservicing agreement, (iv) any equity transfers in respect of the ownership of the Portfolios,

(v) any breach of any covenant or agreement of the Companies or Sellers contained in this Agreement, and (vi) in respect of any amounts owed by Sellers as contemplated in Section 3.3.

(b)                                 Except in the case of fraud, the indemnification obligations of Sellers pursuant to Section 7.1(a)(ii) shall be limited as follows:

(i)                                     Sellers shall have no obligation to provide any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2(a), together with all Losses that are or would be indemnifiable pursuant to Clause Twelfth of the Asset Sale and Purchase Agreement, exceeds $250,000 (the “Deductible”), and once the Deductible has been reached, the Sellers shall indemnify the Buyer Indemnified Parties for all Losses, including the amount of those Losses below the amount of the Deductible.
(ii)                                  Sellers shall not be obligated to indemnify any Buyer Indemnified Party pursuant to Section 7.2(a) for any amount of indemnifiable Losses in excess of the sum of the Closing Purchase Price and the purchase price of the assets purchased pursuant to the Asset Sale and Purchase Agreement (without duplication of amounts recovered pursuant to Clause Twelfth of the Asset Sale and Purchase Agreement).
(iii)                               In addition to the limitations set forth in clauses (i) and (ii) above, the indemnification obligation with respect to any Loss suffered by Buyer with respect to a particular Company or Subsidiary shall be apportioned between the Sellers in accordance with the pro rata percentage interests set forth on Exhibit A hereto, provided, that if any Loss suffered by Buyer does not directly relate to a specific Company or Subsidiary and cannot be apportioned between the Sellers in accordance with Exhibit A, the indemnification obligation with respect to such Loss shall be apportioned between the Sellers with Cargill bearing 80% of such indemnification obligation and SMIP bearing 20% of such indemnification obligation.

(c)                                  A Buyer Indemnified Party, with respect to itself only and not any other Buyer Indemnified Party, except that each of National Union Fire Insurance Company of Pittsburgh, Pa., American General Life Insurance Company and American General Life and Accident Insurance Company may act on behalf of each other, shall give the Sellers written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Sellers shall not affect rights to indemnification hereunder except to the extent that Sellers (or any indemnifying Seller) are prejudiced by such failure.  The Sellers shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at the expense of such Sellers.  If the Sellers elect to assume the defense of any such claim or proceeding, the Sellers shall consult with the Buyer Indemnified Party for the purpose of allowing the Buyer Indemnified Party to participate in such defense.  A Buyer Indemnified Party shall provide and shall cause the Companies to provide, as applicable, the Sellers and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Sellers in the defense or settlement thereof, and Sellers shall reimburse Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith in accordance with this Agreement.  If the Sellers elect to direct the defense of any such claim or proceeding, Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Sellers consent in writing to such payment or unless the Sellers, subject to the last sentence of this Section 7.2(c), withdraw from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Sellers is entered against Buyer Indemnified Party for such liability.  If the Sellers fail to defend or if, after commencing or undertaking any such defense, the Sellers fail to prosecute or withdraw from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at Sellers’ expense.  If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 7.2(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Sellers prompt written notice thereof, and the Sellers shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.  Sellers shall not be entitled to settle or dispose of any third-party claim if such settlement or disposition would reasonably be expected to have an adverse effect on a Buyer Indemnified Party for any period after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

7.3                                 Treatment of Indemnity Payments.  All payments made by Sellers or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article 7 shall be treated as adjustments to the purchase price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

7.4                                 Remedies Not Exclusive.  Notwithstanding anything herein or the other Transaction Documents to the contrary, no party hereto or thereto shall have the right to seek rescission of this Agreement or the other Transaction Documents, except in the case of fraud, in which case such remedy shall be available.  Subject to the immediately preceding sentence, nothing in this Agreement or the other Transaction Documents, including any indemnification to which Buyer is entitled pursuant to this Article 7, shall be construed to limit any right of Buyer to seek any remedy available at law or in equity, provided, that Buyer only shall be entitled to seek money damages pursuant to the terms of this Article 7 (except in the case of fraud, in which case the Buyer shall continue to have the right to any remedy available at law or in equity).

8.                                      General Provisions

8.1                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to each Company, to:

c/o FirstCity Mexico, Inc.
6400 Imperial Drive (Delivery only)
P.O. Box 8216
Waco, Texas 76712-8216
Attn:  Legal Department
Facsimile: 254-761-2953

with copy to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas  75202
Attn:  Paul H. Amiel
Facsimile: 214-200-0555

If to SMIP, to:

c/o FirstCity Mexico, Inc.
6400 Imperial Drive (Delivery only)
P.O. Box 8216
Waco, Texas 76712-8216
Attn:  Legal Department
Facsimile: 254-761-2953

with copy to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas  75202
Attn:  Paul H. Amiel
Facsimile:  214-200-0555

If to Cargill, to:

Cargill Financial Services International, Inc.
12700 Whitewater Drive
Minnetonka, Minnesota 55343-9439
Attn:  Adam Bernier
Facsimile:  952-984-3905

with a copy to:

Cargill Financial Services International, Inc.
12700 Whitewater Drive
Minnetonka, Minnesota 55343-9439
Attn:  James D. Dingel
Facsimile:  952-404-6344

If to Buyer, to:

Bidmex Holding, LLC
c/o FirstCity Mexico, Inc.
6400 Imperial Drive (Delivery only)
P.O. Box 8216
Waco, Texas 76712-8216
Attn:  Legal Department
Facsimile: 254-761-2953

with a copy to:

AIG Global Investment Group
599 Lexington Avenue, 25th Floor
New York, New York 10022
Attn:  Afsar Farman-Farmaian, Esq.
General Counsel, AIG Capital Recovery Group
Facsimile: 866-729-7836

and

Goodwin Procter  LLP
599 Lexington Avenue
New York, NY 10022
Attn:  Andrew Weidhaas/Alyssa Grikscheit
Facsimile:  212-355-3333

8.2                                 Fees and Expenses.  Except as provided otherwise herein, in the Commitment Letter or in the Escrow Agreement, each of Buyer, on the one hand, and Sellers, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

8.3                                 Interpretation.  When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  Any Schedule hereto may be delivered on a CD-ROM disc provided that such disc is in a user-friendly format as agreed by the parties hereto.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

8.4                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.5                                 Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, each Company and the Sellers, or in the case of a waiver, the party waiving compliance.

8.6                                 Entire Agreement; Severability.  This Agreement (including the exhibits, schedules, documents and instruments referred to herein), the Funds Flow Memorandum, the Put Option Agreement, the Escrow Agreement and Section 4 of the Commitment Letter as incorporated into the Escrow Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

8.7                                 Third Party Beneficiaries.  Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.  Notwithstanding the foregoing, any member of the Buyer that is also a party to this Agreement may enforce any or all of Buyer’s rights hereunder.

8.8                                 Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, United States of America (without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction), and any dispute hereunder shall be subject to resolution solely in any court of competent jurisdiction in the State of New York.

8.9                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of each Company, the Sellers and the Buyer.  Any assignment in violation of the preceding sentence will be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.10                           Consent to Jurisdiction.  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of New York, United States for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

8.11                           Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

8.12                           Acknowledgment.  The parties hereto acknowledge that AIG Equity Sales Corp., an Affiliate of AIG, has been retained as a placement agent for the 4(2) Notes and its fees are payable by SRL Master.

8.13                           Remedies.  It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law).

8.14                           Waiver.

(a)                                  For and in consideration of the amount to be paid to each Seller under this Agreement (provided the same is paid), and the additional covenants and promises set forth in this Agreement, from and after the Closing Date, each Seller, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates involved in the transactions contemplated by this Agreement and the Comprehensive Transaction Documents to which it is a party (collectively, the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges Buyer, each Company and the managers, officers, directors, partners, general partners, limited partners, managing directors, members, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them involved in the transactions contemplated by this Agreement and the Comprehensive Transaction Documents to which it is a party (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, which relate to or arise out of such Releasing Party’s prior relationship with the Companies or the Subsidiaries or their lenders or its rights or status as a member, officer, employee or director of the Companies and further including any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement and the other Comprehensive Transaction Documents set forth on Exhibit C hereto to which such Seller is a party in connection with the transactions contemplated by this Agreement (collectively, for the purposes of this Section 8.13 “Causes of Action”).

(b)                                 Each Seller hereby represents to the Released Parties that such Seller (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including unknown and contingent Causes of Action, and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(c)                                  Each Seller hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.  Each Seller further represents and warrants that it has not relied upon any Company, Buyer or any of the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

(d)                                 Each Seller hereby irrevocably waives any rights of first refusal, preemptive rights, rights to purchase or other rights that such Seller may have with respect to any securities of any of the Companies or the Subsidiaries, whether under Law, LLC operating agreements, certificates of formation or other organizational documents, by contract or otherwise.

9.                                      Definitions

9.1                                 Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“4(2) Notes”:  the notes to be issued by SRL Master to Buyer in a private placement pursuant to Section 4(2) of the Securities Act, the terms of which notes shall provide for follow-on issuances of such notes;

An “Affiliate” of any Person means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, however, that for purposes of this Agreement

American International Group, Inc. is an independent entity and is not controlled by or under the control of any Person.  For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Acquired Assets” means (i) the Portfolio owned by Residencial Oeste as of the close of business on the Valuation Date including all cash flow from such Portfolio arising after the Valuation Date reduced by (x) Asset Level Expenses (as defined in the Servicing Agreement) incurred with respect to the assets comprising that Portfolio, and (y) Servicing Fees (as defined in the Servicing Agreement) related to that Portfolio, in each instance incurred after the Valuation Date;

“AIG Asset Purchase Price” means 85% of the agreed upon value, in Mexican Pesos, of the Acquired Assets to be paid in U.S. Dollars at the Exchange Rate to acquire the Acquired Assets pursuant to the Asset Sale and Purchase Agreement, dated as of the date hereof;

“AIG Escrowed Funds” means US$5,000,000 deposited by AIG Global Asset Management Holdings Corp. with Escrow Agent pursuant to the Escrow Agreement, plus any interest thereon;

“Asset Sale and Purchase Agreement” means the Asset Sale and Purchase Agreement, among Cargill, SMIP, Bidmex Acquisition, LLC, Residencial Oeste 2 and Residencial Oeste, in form mutually acceptable to Buyer and the Sellers;

“Assumed Loans” means each Seller Loan to the Sellers SRLs set forth on Exhibit F hereto;

“Balance Sheet” means the unaudited balance sheet of the Company along with the audited balance sheet of the Subsidiaries as of December 31, 2005;

“Business Day” means any calendar day that is not Saturday, Sunday or a day on which banking institutions in New York, New York, Waco, Texas or, to the extent applicable, Mexico City, Mexico are authorized or obligated by Law or executive order to be closed;

“Cargill Escrowed Funds” means US$3,000,000 deposited by Cargill with the Escrow Agent pursuant to the Escrow Agreement, plus any interest thereon;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commitment Letter” means the letter agreement entered among the Sellers and AIG Global Asset Management Holdings Corp., dated as of May 30, 2006, establishing the terms of this Agreement and the other transaction documents;

“Comprehensive Transaction Documents” means the documents listed on Exhibit C hereto;

“Contract” means any agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing;

“Encumbrances” means any and all mortgages, charges (fixed or floating), pledges, liens, options, rights to acquire, assignments by way of security, trust arrangements for the purpose of providing security or any other security interest of any kind;

“Escrow Agent” means Chicago Title Insurance Company;

“Escrow Agreement” mean the escrow agreement entered among the Sellers and AIG, dated as of May 30, 2006, establishing the terms of the Cargill Escrowed Funds and AIG Escrowed Funds;

“Exchange Rate” means the U.S. Dollar/Mexican Peso exchange rate used for payment of obligations denominated in foreign currency payable in Mexico published by Mexican Central Bank (Banco de México) in the Federal Official Gazette (Diario Oficial de la Federación) (or equivalent daily authoritative public source if the Diario Oficial de la Federación should cease publication or cease publishing exchange rate data) on the business day immediately preceding the Closing Date;

“Foreign Competition Statutes” means the Mexican Ley Federal de Competencia Economica;

“Funds Flow Memorandum” means the funds flow memorandum, dated as of the date hereof, detailing the fund transfers in the connection with the transactions contemplated hereby;

“Knowledge” means (i) with respect to the Companies, the actual knowledge after reasonable inquiry of the Sellers and/or the manager or employees of the manager of the Companies, (ii) with respect to the Sellers, the actual knowledge after reasonable inquiry of key employees of the Sellers or its Affiliates and (ii) with respect to the Subsidiaries, the actual knowledge after reasonable inquiry of the manager or employees of the manager of Companies or the manager or employees of the manager of the Subsidiaries, including in each case Buddy Leigh, Terry DeWitt, Rick Vander Woude, Enrique Moran, Joe Greak, Tomas Ennis, Michael Smithers, Ernesto Elorduy, Sergio Rivas and Bryan Baker;

“Law” means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Authority and any Order;

“Losses” means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person;

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Companies, the Subsidiaries or the Portfolios;

“Mexican GAAP” means Mexican generally accepted accounting principles, consistently applied;

“MKM Entities” means MKM III Corp. and MKM IV Corp., either of which shall be the owner of 100% of the equity interests in SRL Master;

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

“Portfolio” means each of the 11 residential and commercial, Mexican Peso-denominated, non-performing loan portfolios, and any cash and other assets derived from such portfolios (including without limitation real or personal property), purchased by the Seller SRLs owned by SMIP and Cargill from financial institutions in Mexico during the period from December 1998 to March 2005 as listed on Exhibit G;

“Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.  For purposes of this Agreement, in the case of any taxable year or period of a Company or a Subsidiary which includes the Closing Date (but does not end on that day), (i) Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than Property Taxes) of a Company or a Subsidiary for the Pre-Closing Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company or the Subsidiary owns a direct or indirect interest) ended as of the close of business on the Closing Date;

“Property Taxes” means real, personal and intangible ad valorem property Taxes;

“Put Option Agreement” means the Put Option Agreement, dated as of the date hereof, by and among the Buyer, Recuperación de Carteras Mexicanas, S. de R.L. de C.V., Bidmex 6, LLC, Strategic Mexican Investment Partners 2, L.P. and Cargill;

“Residencial Oeste” means Residencial Oeste, S. de R.L. de C.V.;

“Residencial Oeste 2” means Residencial Oeste 2, S. de R.L. de C.V.;

“Seller Loans” means any outstanding indebtedness of any Seller SRL to any Seller or any Company;

“Seller SRL” means each of the Subsidiaries and Residencial Oeste, which hold a Portfolio (collectively, the “Seller SRLs”);

“Servicing Agreement” means the Servicing Agreement among the Subsidiaries and FirstCity Mexico, S.A. de C.V., in form mutually acceptable to Buyer and the Sellers;

“SMIP Asset Purchase Price” means 15% of the agreed upon value, in Mexican Pesos, of the Acquired Assets to be paid in U.S. Dollars at the Exchange Rate to acquire the Acquired Assets pursuant to the Asset Sale and Purchase Agreement, dated as of the date hereof;

“SRL Master” means Notmex, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable which will issue the 4(2) Notes and the equity interests of which will be approximately 100% owned by the MKM Entities;

“SRL Notes” means the notes evidencing the Seller Loans;

“Transaction Documents” means, including, without limitation, collectively, this Agreement and (i) the Asset Sale and Purchase Agreement among Bidmex Acquisition, LLC, Residencial Oeste 2 and Residencial Oeste, (ii) Buyer’s Limited Liability Company Agreement, (iii) the amendment and restatements to each Company’s LLC Agreement, (iv) the Servicing Agreement among the Subsidiaries and FirstCity Mexico, S.A. de C.V., (v) the Escrow Agreement; (vi) and Section 4 of the Commitment Letter as incorporated into the Escrow Agreement;

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied; and

“Valuation Date” means the close of business as of February 28, 2006, the cut off date used to value the cash flows generated by the Portfolios.

9.2           Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

Accountants	1.3(a)
AIG	Preamble
Agreement	Preamble
Balance Sheet	2.7(a)
Buyer	Preamble
Buyer Indemnified Party	7.2(a)
Cargill	Preamble
Causes of Action	8.13(a)
Closing	1.4
Closing Date	1.4
Closing Purchase Price	1.2
Closing Reconciliation	1.3(a)
Companies	Preamble
Company	Preamble
Company Certificate	2.1(a)

Term	Section

Company LLC Agreement	2.1(a)
Deductible	7.2(b)
Dispute Notice	1.3(a)
ERISA	2.13
Financial Statements	2.7
Final Closing Reconciliation	1.3(a)
Foreign Competition Statutes	2.10(a)
Governmental Authority	2.10(a)
Guarantee	6.1(q)
Liability	2.8
Membership Interests	Recitals
Permits	2.17
Purchase Price	1.2
Released Parties	8.13(a)
Releasing Parties	8.13(a)
SEC	2.25
Securities Act	4.1
Seller Entities	Preamble
Sellers	Preamble
SMIP	Preamble
Subsidiaries	2.2
Subsidiary	2.2
Tax	2.12
Taxes	2.12
Taxing Authority	2.12
Tax Returns	2.12
Unaudited Balance Sheet	2.7(b)
Valuation Date	2.7(b)

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Interest Purchase and Sale Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANIES:

NAMEX, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX II, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX 3, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

Signature page to Interest Purchase and Sale Agreement

BIDMEX 4, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX 5, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX 7, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX 8, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX 9, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

Signature page to Interest Purchase and Sale Agreement

BIDMEX 10, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BIDMEX XI, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

Signature page to Interest Purchase and Sale Agreement

SELLERS:

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

By:
Name: Richard Luke Toft
Title: Assistant Vice President

STRATEGIC MEXICAN INVESTMENT PARTNERS, L.P.

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

BUYER:

BIDMEX HOLDING, LLC

By: FirstCity Mexico, Inc., its Manager

By:
Name: James T. Sartain
Title: President

Signature page to Interest Purchase and Sale Agreement

AIG ENTITIES:

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.

By: AIG Global Investment Corp.,
its investment adviser

By:
Name:
Title:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: AIG Global Investment Corp.,
its investment adviser

By:
Name:
Title:

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By: AIG Global Investment Corp.,
its investment adviser

By:
Name:
Title:

Signature page to Interest Purchase and Sale Agreement

EXHIBIT A

Sellers; Membership Interests; Purchase Price Allocation

Cargill Financial Services International, Inc.

Name	Membership Interests Owned	Membership Interests To Be Sold	Purchase Price Allocation		Pro Rata Percentage Interest

Namex, LLC	68.055556%	68.055556%	$	MxP 3,042,764	68.055556%

Bidmex, LLC	78.979525%	78.979525%	$	MxP 169,931,557	78.979525%

Bidmex II, LLC	82.643072%	82.643072%	$	MxP 125,443,919	82.643072%

Bidmex 3, LLC	77.478494%	77.478494%	$	MxP 102,892,990	77.478494%

Bidmex 4, LLC	70.000000%	70.000000%	$	MxP 72,670,564	70.000000%

Bidmex 5, LLC	70.000000%	70.000000%	$	MxP 40,380,606	70.000000%

Bidmex 7, LLC	70.000000%	70.000000%	$	MxP 28,356,275	70.000000%

Bidmex 8, LLC	70.000000%	70.000000%	$	MxP 29,665,300	70.000000%

Bidmex 9, LLC	85.000000%	85.000000%	$	MxP 318,310,048	85.000000%

Bidmex 10, LLC	75.000000%	75.000000%	$	MxP 31,479,750	75.000000%

Bidmex XI, LLC	75.000000%	75.000000%	$	MxP 18,178,664	75.000000%

Exhibit A to Interest Purchase and Sale Agreement

Strategic Mexican Investment Partners, L.P.

	Membership Interests Owned	Membership Interests To Be Sold	Purchase Price Allocation		Pro Rata Percentage Interest

Namex, LLC	31.944444%	31.944444%	$	MxP 1,428,236	31.944444%

Bidmex, LLC	21.020475%	21.020475%	$	MxP 45,227,444	21.020475%

Bidmex II, LLC	17.356928%	17.356928%	$	MxP 26,346,081	17.356928%

Bidmex 3, LLC	22.521506%	22.521506%	$	MxP 29,909,010	22.521506%

Bidmex 4, LLC	30.000000%	30.000000%	$	MxP 31,144,528	30.000000%

Bidmex 5, LLC	30.000000%	30.000000%	$	MxP 17,305,974	30.000000%

Bidmex 7, LLC	30.000000%	30.000000%	$	MxP 12,152,689	30.000000%

Bidmex 8, LLC	30.000000%	30.000000%	$	MxP 12,713,700	30.000000%

Bidmex 9, LLC	15.000000%	15.000000%	$	MxP 56,172,361	15.000000%

Bidmex 10, LLC	25.000000%	25.000000%	$	MxP 10,493,250	25.000000%

Bidmex XI, LLC	25.000000%	25.000000%	$	MxP 6,059,555	25.000000%

EXHIBIT B

Form of Closing Reconciliation

Exhibit B to Interest Purchase and Sale Agreement

EXHIBIT C

Comprehensive Transaction Documents

1.                                       The Agreement

2.                                       Asset Sale and Purchase Agreement

3.                                       Put Option Agreement

4.                                       Guarantee

5.                                       Funds Flow Memorandum

6.                                       Limited Liability Company Agreement of Buyer

7.                                       Offering Circular with respect to issuance of 4(2) Notes

8.                                       The 4(2) Notes

9.                                       The SRL Notes

10.                                 The Escrow Agreement (including, by incorporation, Section 4 of the Commitment Letter)

11.                                 Amended and Restated Company LLC Agreements

12.                                 Servicing Agreement between FirstCity Mexico, S.A. de C.V. and the Subsidiaries

13.                                 Termination of all existing servicing agreements among FirstCity Mexico, S.A. de C.V. and the Subsidiaries

14.                                 Powers of Attorney from Residencial Oeste, S. de R.L. de C.V. to Residencial Oeste 2, S. de R.L. de C.V., and from Residencial Oeste 2, S. de R.L. de C.V. to the relevant authorized person

15.                                 Evidence of ownership of shares and loan interests formerly held by Other Investors and lack of encumbrances or liabilities with respect thereto

16.                                 Evidence of contribution of all Seller Loans

17.                                 Evidence of assignment (and release, if any) of the pledges for the promissory notes with respect to the Seller Loans

18.                                 Good standing certificates for the Companies

Exhibit C to Interest Purchase and Sale Agreement

19.           Officers’ certificates required by this Agreement and the Asset Sale and Purchase Agreement

20.                                 Closing opinions

21.                                 Resolutions and consents evidencing AIG, Cargill and SMIP approval for the transactions contemplated by this Agreement and the Asset Sale and Purchase Agreement

22.                                 Document notifying transaction before the Mexican Antitrust Commission

23.                                 Evidence of approval of the registration of the 4(2) Notes with Comisíon Nacional Bancaria y de Valores (National Banking and Securities Commission)

24.                                 Constituent documents of SRL Master, Bidmex Acquisition, LLC and Residencial Oeste 2, S. de R.L. de C.V.

EXHIBIT D

Contributed Subsidiary Loans

Nafin

Santander

Serfin

Cremi

Bancrecer

Bital

Intervened

Intervened 2

Banamex

Bancomext

Intervened 3

Exhibit D to Interest Purchase and Sale Agreement

EXHIBIT E

Refinanced Subsidiary Loans

Bancrecer

Bital

Intervened

Intervened 2

Banamex

Bancomext

Intervened 3

Exhibit E to Interest Purchase and Sale Agreement

EXHIBIT F

Assumed Loans

Nafin

Santander

Serfin

Cremi

Exhibit F to Interest Purchase and Sale Agreement

EXHIBIT G

Subsidiary Portfolios

Exhibit G to Interest Purchase and Sale Agreement